Exhibit 99.1

Evergreen Energy Receives Positive Court Decision

DENVER, June 9, 2010 — Evergreen Energy Inc. (NYSE Arca: EEE), a green energy technology solutions company, received a favorable ruling from the Court of Common Pleas Columbiana County, Ohio in the litigation commenced by certain holders of our outstanding 2007 Convertible Notes against Buckeye Industrial Mining Co., the Company and the holders of the 2009 Notes, AQR Absolute Return Master Account L.P., et al., v. Centurion Credit Funding LLC, Level 3 Capital Fund, LP, Buckeye Industrial Mining Company, et al., Case No. 10CV340 (Ct. Com. Pl. Columbiana County, OH).   The favorable ruling provides: First, that the temporary restraining order currently preventing the company from transferring approximately $2.5 million of the proceeds from the sale of certain Buckeye assets and certain assets of the company will be lifted effective at 4:00 p.m. EDT on June 11, 2010.  Second, the Court denied a further request to (i) restrain the transfer of these proceeds, (ii) restrain the recovery and use by the company of approximately $5 million in cash collateral backing certain environmental reclamation bonds, and (iii) place certain other restrictions upon the company and its subsidiaries.
This ruling clears the way for the company to collect and use approximately $7.5 million of proceeds from the Buckeye sale to retire certain trade debts and to support its working capital needs. Further, the ruling places no new restrictions on approximately $2.7 million of proceeds from the sale, currently held in escrow to cover indemnification claims from the buyer, which are scheduled to be released to Evergreen on March 31, 2011.

“We are pleased that the Court agreed with our position that judicial restrictions on the company’s use of the proceeds from the Buckeye asset sale were not warranted,” said Thomas H. Stoner, Jr., CEO and director of Evergreen. “We intend to employ the excess funds that become available to the company for working capital purposes.  The efforts to sign a commercialization agreement for K-Fuel® are moving ahead, and to address next steps we are deploying additional engineering resources to China.  Also, we continue our GreenCert™ product development, focusing on advanced technology including Cloud-based architecture.  These accomplishments combined with our improved first quarter operations position us well for the second half of 2010.  In fact, illustrating confidence in our business plan, members of our board and the management team have recently purchased Evergreen common stock.”
Although the Court has issued a ruling in favor of the Company, the merits of the litigation have not been resolved.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) has developed two proven, proprietary, patented, and transformative green technologies: the GreenCert™ suite of software and services and K-Fuel®.  GreenCert, which is owned exclusively by Evergreen, is a scientifically accurate, scalable environment intelligence solution that measures greenhouse gases and generates verifiable emissions credits.  K-Fuel technology significantly improves the performance of low-rank coals yielding higher efficiency and lowering emissions.  Visit www.evgenergy.com for more information.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this release is encouraged to study.  In addition, our ability to execute our business plan and develop the GreenCert™ or K-Fuel® technologies may be adversely impacted by an unfavorable decisions in the Buckeye litigation, which could result in a damage award against the Company, adversely impacting our ability to utilize the proceeds received from the sale of Buckeye, raise significant additional capital or effectively complete any restructure transaction on a timely basis to fund our business operations.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Kirsten Chapman & Becky Herrick
Lippert / Heilshorn & Associates
415.433.3777
bherrick@lhai.com